EXHIBIT 10.2

MEMORANDUM OF AGREEMENT

This Memorandum of Agreement is dated the 30th day of August, 2006 and is entered into between CLEARONE COMMUNICATIONS, INC., a Utah corporation (the “Company”), and KEN-A-VISION MFG. CO., INC., a Missouri corporation (the “Buyer”), who agree as follows:

WHEREAS, the Company and the Buyer have entered into that certain Asset Purchase Agreement dated August 23, 2006 (the “APA”); and

WHEREAS, a dispute has arisen at the Closing contemplated in the APA as to the amount of the Purchase Price (as defined in the APA); and

WHEREAS, the Company and the Buyer wish to amend certain provisions of the APA as described below, capitalized terms not otherwise defined herein having the meanings ascribed thereto in the APA.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Company and the Buyer; the parties hereto agree as follows:

1. Adjustment in Purchase Price. The APA is hereby amended to change the Purchase price to $635,000.

2. The Down Payment. The APA is hereby amended to change the amount of the Down Payment to $317,500.

3. The Note. The APA is hereby amended to change the amount of the Note to $317,500, to change the amount of the monthly payment under the Note to $14,360.00 and the date of the first payment due under the Note is changed to October 1, 2006.

4. Waiver of Conditions. Buyer waives the assignment to Buyer of the NeoSci agreement and the T2 supply agreement. Furthermore, each party hereto agrees to cooperate in the preparation and delivery following Closing of a Form 8594 in respect of the sale and. purchase of the Assets.

5. The APA remains unamended except as set forth above.

IN WITNESS WHEREOF, the Company and the Buyer have each executed this Memorandum of Agreement this 30th day of August, 2006.

CLEARONE COMMUNICATIONS, INC. Per: /s/ Craig E. Peeples	KEN-A-VISION MFG. CO., INC. Per: /s/ Steven M. Dunn